UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Trico Marine Services, Inc.

(Name of Registrant as Specified In Its Charter)

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FOR IMMEDIATE RELEASE
CONTACTS:
For Investors:
Geoff Jones, VP & Chief Financial Officer
Trico Marine Services, Inc.
(713) 780-9926
Bob Marese
MacKenzie Partners, Inc.
(212) 929-5500
For Media:
Jamie Moser / Marin Kaleya
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449
PROXY GOVERNANCE AND EGAN-JONES RECOMMEND VOTE ON
WHITE PROXY CARD FOR COMPANY’S NOMINEES
Trico Adds One Last Word on the Jones Act
THE WOODLANDS, Texas, June 4, 2009 — Trico Marine Services, Inc. (Nasdaq: TRMA) (the “Company” or “Trico”) today announced that Proxy Governance and Egan-Jones, two leading independent proxy voting advisory firms, recommend that Trico stockholders use the WHITE proxy card to vote FOR all of the Company’s director nominees at the Company’s June 10, 2009 Annual Meeting of Stockholders. These recommendations follow the recommendation by Glass Lewis & Co., another leading independent proxy advisory firm, that stockholders vote in favor of Trico’s nominees — Joseph S. Compofelice and Ben A. Guill.
In its June 4, 2009 report recommending the election of all Trico nominees, Proxy Governance states*:
“As the board has developed and — despite the unforeseen challenges of post-merger macroeconomic events — pursued a strong, viable strategy to build sustainable long-term shareholder value, and as we find no evidence the company is in need of turnaround experts on the board itself, we believe shareholders would be best served by electing the management nominees.”
In its June 4, 2009 report recommending the election of all Trico nominees, Egan-Jones states*:
“We believe that our support for the management ballot is merited and that voting the management ballot is in the best interest of the Company and its shareholders. In arriving at that conclusion, we have considered the following factors:
1.	While acknowledging the Company’s financial difficulties and related stock performance, we believe that Kistefos has not provided a convincing plan which would likely lead to improved shareholder value.

2.	We are confident that the current Trico Board is not only experienced and committed to enhancing value for all stockholders but is actively engaged in pursuing solutions to improve stock performance and reduce debt.

3.	We are not persuaded that election of the dissidents’ slate to the board of directors would work to the benefit of shareholders.”

The Company today also issued the following statement with respect to the Jones Act:
“We realize that both we and Kistefos have talked a lot about the Jones Act over the past few weeks. And we admit that some of the discussion has been technical and maybe confusing. But Trico’s Board takes these issues seriously because non-compliance with the Jones Act would have serious consequences to the Company, including events of default under our debt structure. So, in making a voting decision, Trico’s Board wants all stockholders to know the facts.
“Because of the importance of the issue, we thought we’d take one final opportunity to summarize what the U.S. Maritime Administration (or MarAd) has said about Kistefos’s proposals so stockholders can judge for themselves. First, MarAd sent a letter to Kistefos on April 3rd explaining that Kistefos’s package of proposals — expanding Trico’s Board to nine directors with seven U.S. citizens, with a quorum of seven, six of whom are U.S. citizens — would comply with the Jones Act. We’ve never disputed that. However, the Jones Act also includes broadly written provisions prohibiting non-citizen control by ‘any other means.’ And in its April letter and a May 29th letter to us, MarAd identified three other issues that may put Trico’s Jones Act eligibility at risk. For example, MarAd has explained that, the fact that Kistefos’s non-citizen director nominees are affiliates of a 22% non-citizen stockholder “does not necessarily” violate the Jones Act. In other words, it might violate the Jones Act. MarAd also informed Trico in the May letter that ‘[w]hile Kistefos’s proposals, if adopted in their entirety, may comply with the Jones Act, we have identified at least one possible outcome of the voting at the Annual Meeting that could present problems regarding Trico’s Jones Act eligibility.’ Finally, MarAd explained that, because Kistefos’s ‘Independent Proxies’ have the ability to vote in their discretion on certain matters that may come before the annual meeting, this ‘may put Trico’s Jones Act eligibility at risk.’
“After considering all that MarAd has had to say, Kistefos has taken the position that MarAd has confirmed that ‘there are no Jones Act issues.’ We believe that MarAd’s position is that certain matters related to Kistefos’s proposals ‘may put Trico’s Jones Act eligibility at risk.’ After evaluating everything MarAd has said, including most recently in its May 29th letter which we made available to all of our stockholders and which we encourage stockholders to read in its entirety, we’d simply ask stockholders to judge for themselves whose position on this issue is the best for Trico.”
Trico reminds stockholders that their vote at the upcoming Annual Meeting of Stockholders is important no matter how many shares they own. We urge stockholders to vote on the WHITE proxy card FOR Trico’s nominees — Joseph S. Compofelice and Ben A. Guill — and AGAINST the Kistefos proposals.
*Permission to use quotations was neither sought nor obtained.

If you have questions or need assistance voting your WHITE proxy card please contact:
105 Madison Avenue
New York, New York 10016
proxy@mackenziepartners.com
Call Collect: (212) 929-5500
or
TOLL-FREE (800) 322-2885
About Trico Marine Group
The Trico Marine Group is an integrated provider of subsea, trenching and marine support vessels and services. Trico’s towing and supply division provides a broad range of marine support services to the oil and gas industry through use of its diversified fleet of vessels including the transportation of drilling materials, supplies and crews to drilling rigs and other offshore facilities; towing drilling rigs and equipment, and support for the construction, installation, repair and maintenance of offshore facilities. Trico’s subsea services and trenching/installation divisions control a well equipped fleet of vessels and operate a fleet of modern ROVs and trenching and other subsea protection equipment. The Trico Marine Group is headquartered in The Woodlands, Texas and has a global presence with operations in the North Sea, West Africa, Mexico, Brazil and Southeast Asia as well as the Gulf of Mexico.
For more information about Trico Marine Services, Inc. visit us on the web at www.tricomarine.com.
Important Information
In connection with the solicitation of proxies, on May 13, 2009, Trico filed with the Securities and Exchange Commission (the “SEC”) and mailed to stockholders a definitive proxy statement and a WHITE proxy card for its 2009 annual meeting of stockholders. Trico stockholders are strongly advised to read these documents as they contain important information. Stockholders may obtain Trico’s proxy statement, a form of WHITE proxy card and any amendments or supplements and other documents for free at the SEC’s website at www.sec.gov. Copies of Trico’s proxy materials will also be available for free at Trico’s website at www.tricomarine.com or by directing a request to Trico Marine Services, Inc., 10001 Woodloch Forest Drive, Suite 610, The Woodlands, Texas 77380, Attn: Corporate Secretary, or calling (713) 780-9926. In addition, copies may be requested by contacting, MacKenzie Partners, Inc. at (800) 322-2885 toll-free or by email at proxy@mackenziepartners.com. Trico and its directors and executive officers may be deemed to be participants in the solicitation of proxies from stockholders in connection with its 2009 annual meeting. Detailed information regarding the names, affiliations and interests of individuals who are deemed participants in the solicitation of proxies is available in Trico’s definitive proxy statement. The contents of the websites referenced above are not deemed to be incorporated by reference into Trico’s proxy statement.
Forward Looking Language
Certain statements in this letter that are not historical fact may be “forward looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about the Company’s beliefs and expectations and information concerning possible or assumed future performance or results of operations, and are not guarantees. Actual events may differ materially from those projected in any forward-looking statement. There are a number of important factors involving risks and uncertainties beyond the control of the Company that could cause actual events to differ materially from those expressed or implied by such forward-looking statements. A description of risks and uncertainties relating to Trico Marine Services, Inc. and its industry and other factors, which could affect the Company’s results of operations or financial condition, are included in the Company’s Securities and Exchange Commission filings. Trico undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this report.
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